ARVIN INDUSTRIES, INC.
                             NOTICE
                               of
    Annual Meeting of Shareholders To Be Held April 17, 1997

To the Shareholders of
ARVIN INDUSTRIES, INC.

The Annual Meeting of Shareholders of Arvin Industries, Inc., an Indiana corporation, will be held at the Holiday Inn Conference Center, 2480 Jonathan Moore Pike (Highway 46 West), Columbus, Indiana on Thursday, April 17, 1997, at 10:30 a.m., for the following purposes:

(1)    To elect four directors for a term of three years;
(2)    To elect one director for a term of one year;
(3) To ratify the Board of Directors' appointment of Price Waterhouse as Arvin's independent certified public accountants for the current year; and
(4) To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.
Shareholders of record at the close of business on February 21, 1997 are entitled to notice of and to vote at the Annual Meeting.

Arvin's Annual Report for fiscal year 1996 is enclosed.

IMPORTANT!  TO  ASSURE THAT YOUR SHARES ARE  REPRESENTED  AT  THE
MEETING, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY
CARD IN THE ENVELOPE PROVIDED.

No  postage  is  required if the proxy is mailed  in  the  United
States. If you attend the Annual Meeting, you may vote your shares in person even if you have previously submitted a proxy.

                                        Ronald R. Snyder
                                        Secretary
Columbus, Indiana
March 14, 1997

                     ARVIN INDUSTRIES, INC.
    One Noblitt Plaza, Box 3000, Columbus, Indiana 47202-3000
           __________________________________________

       Proxy Statement For Annual Meeting of Shareholders
                    To Be Held April 17, 1997

  This proxy statement and the enclosed proxy are being furnished in connection with the solicitation of proxies by the Board of Directors of Arvin Industries, Inc. ("Arvin") from holders of Arvin's common shares, par value $2.50 per share ("Common Shares"), for use at the Annual Meeting of Shareholders to be held April 17, 1997, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice (the "Annual Meeting"). Arvin will bear all costs relating to the solicitation of proxies from its shareholders. In addition to soliciting proxies by mail, Arvin's officers and employees, without receiving additional compensation therefor, may solicit proxies by telephone, by facsimile or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Shares held of record by such persons, and Arvin will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in that connection. In addition, Arvin has retained Hill and Knowlton, Inc. to assist in soliciting proxies from shareholders, including brokers' accounts, at a fee of $6,250 plus reasonable out-of-pocket expenses.

  This proxy statement is first being sent to shareholders on or about March 14, 1997.

                      VOTING AT THE MEETING
  The record date for the determination of shareholders entitled to vote at the Annual Meeting is the close of business on February 21, 1997, at which time Arvin had issued and outstanding 24,470,692 Common Shares. Each shareholder will be entitled to one vote for each Common Share held with respect to all matters which may be properly submitted to a vote of shareholders at the Annual Meeting.

  All proxies that are properly signed and received by Arvin prior to the Annual Meeting will be voted in accordance with the instructions on such proxies unless they have been revoked. If no instruction is indicated, the shares will be voted FOR the election of the five nominees for director listed in this proxy statement, FOR ratification of the appointment of independent public accountants, and in the discretion of the persons named in the proxy on such other matters as may properly come before the Annual Meeting. Any shareholder who has given a proxy may revoke such proxy at any time before it is voted at the Annual Meeting by delivering to the Secretary of Arvin written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

  A quorum of shareholders is necessary to take action at the Annual Meeting. A majority of the outstanding Common Shares, represented in person or by proxy, will constitute a quorum of shareholders at the Annual Meeting. The inspectors of election appointed for the Annual Meeting will determine whether a quorum is present. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain Common Shares if instructions have not been received from the beneficial owner or other person entitled to vote. The inspectors of election will treat abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal, because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

  A plurality of the Common Shares voted in person or by proxy is required to elect a director. The ratification of the appointment of the independent public accountants will be approved if the votes cast favoring such action exceeds the votes cast opposing such action. Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. For purposes of determining ratification of the appointment of the accountants, abstentions will not be considered. Broker non-votes, because they are not considered votes cast, are not counted in the vote totals.



               PROPOSAL 1 - ELECTION OF DIRECTORS

  Arvin's Restated Articles of Incorporation, as amended, provide that its By-Laws may divide the Board of Directors into classes, with the terms of office of directors in each class being more than one year. The By-Laws provide that the Board of Directors shall be divided into three classes, each class being as nearly equal in number as possible, and that at each Annual Meeting of Shareholders the successors to the directors whose terms expire that year shall be elected for a term of three years.

  At the Annual Meeting, four incumbent directors will be nominated for a three-year term. Mr. Baker, an incumbent director whose term expires at the 1997 meeting, has been reassigned to the class of 1998 and will be nominated for a one-year term as he will be retiring as of the 1998 Annual Meeting of Shareholders. Mr. Smith, whose current term expires in 1999, is nominated for a three-year term in order to maintain the number of directors in each class as nearly equal as possible.

  Unless  otherwise  directed, proxies  will  be  voted  for  the election of the five nominees listed below who have been designated by the Board of Directors. If, on account of death or other unforeseen contingencies, any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the Board of Directors.

  The following sets forth certain information with respect to the nominees and continuing directors of Arvin:
                                                Number of Common
                                              Shares Beneficially
                                                  Owned as of
                                                January 1, 1997(1)
Nominees for Three-Year Terms:

Ivan W. Gorr, Former Chairman of the Board and Chief
   Executive Officer of Cooper Tire & Rubber Company     1,500

Mr.  Gorr,  67,  is a graduate of the University  of
Toledo  and  is  a certified public accountant.  Mr.
Gorr  began his career with Cooper Tire in  1972  as
corporate  controller and, after  having  served  as
executive   vice  president,  treasurer  and   chief
financial  officer, was elected president and  chief
operating  officer  in 1982 and Chairman  and  Chief
Executive   Officer  in  1989   serving   in   those
capacities until 1994. Cooper Tire, located in Findlay, Ohio, specializes in the manufacture and marketing of rubber products for consumers and industrial users. Mr. Gorr was elected a director of Arvin in 1994. He also serves as a director of Amcast Industrial Corporation, Fifth Third Bancorp,
OHM  Corporation, Borg-Warner Automotive,  Inc.  and
Cooper Tire & Rubber Company.

Richard W. Hanselman, Former Chairman and Chief Executive
   Officer of Genesco, Inc.                              1,200

Mr.  Hanselman,  69,  is  a  graduate  of  Dartmouth
College.  He  joined Genesco in 1980 and  was  named
Chief Executive Officer in 1981, serving in that capacity and as its Chairman until 1986. Genesco is a diversified manufacturer of footwear and apparel located in Nashville, Tennessee. Mr. Hanselman was first elected to Arvin's Board of Directors in 1983.
He is also a director of Becton, Dickinson & Co., BEC Group, Inc., Bradford Funds, Inc., Foundation
Health Corporation, Gryphon Holdings, Inc. and  IMCO
Recycling Inc.

Don. J. Kacek, Chairman, President and Chief Executive
   Officer of Advanced Automation Technologies, Inc.    1,000(2)

Mr.  Kacek,  60, holds a Bachelor of Science  degree
from  Illinois  Institute of Technology.  He  became
President  and Chief Executive Officer  of  Ransburg
Corporation in 1977 and was elected Chairman of  its
Board  of Directors in 1978, in which capacities  he
served  until  1988.  In 1989, Mr.  Kacek  became  a
director  of Advanced Automation Technologies,  Inc.
and  since 1990 has been its Chairman, President and
Chief   Executive   Officer.   Advanced   Automation
Technologies is a manufacturer of factory automation equipment located in Indianapolis, Indiana. He was first elected to Arvin's Board of Directors in 1982.

Richard A. Smith, Vice President-Finance and Chief
   Financial Officer of Arvin                    67,636(2)(3)(4)

Mr.  Smith,  51,  graduated from the  University  of
Illinois  at  Chicago,  was  awarded  a  Master   of
Business Administration by Northwestern University and earned a Doctor of Jurisprudence degree from St.
Louis University. Mr. Smith has been Vice President-
Finance and a member of Arvin's Board of Directors since 1990.

Nominee for One-Year Term:

James K. Baker, Vice Chairman of the Board of Directors
 of Arvin                                      294,823(3)(4)(5)

Mr.  Baker, 65, graduated from DePauw University and
holds  a  Master  of Business Administration  degree
from Harvard University. Associated with Arvin since
1955,  he  was  elected a member  of  the  Board  of
Directors  in 1968, elected President and  appointed
Chief   Executive  Officer  in  1981,  and   elected
Chairman  of the Board in 1986. He stepped  down  to
the position of Vice Chairman in 1996. Mr. Baker  is
also  a  director of Amcast Industrial  Corporation,
Geon   Company,   First  Chicago  NBD   Corporation,
CINergy, Inc., Calspan SRL Corporation, and  Tokheim
Corp., and is a former Chairman of the United States
Chamber  of  Commerce and the Chairman of  the  NASA
Commercial Programs Advisory Committee. He also serves as Chairman of the Board of Trustees of DePauw University and is on the Executive Committee of the Business Higher Education Forum.

Continuing Directors:

Joseph P. Allen, President and Chief Executive
 Officer, Calspan SRL Corporation (previously Space
 Industries International, Inc.)                        3,790

Dr.  Allen,  59, is a graduate of DePauw  University
with   a   Bachelor  of  Arts  degree  and  attended
Christian Albrechts Universitaet in Kiel, Germany as
a  Fulbright  Scholar.  He  also  earned  Master  of
Science  and Doctor of Philosophy degrees from  Yale
University. Dr. Allen was an astronaut with NASA from
1967   to  1985,  when  he  became  Executive   Vice
President  of Space Industries, Inc., a designer  of
space  facilities  located in  Webster,  Texas.  Dr.
Allen  was  elected  President of Space  Industries,
Inc.  in  1988 and Chief Executive Officer in  1991.
Dr.  Allen  was  first elected to Arvin's  Board  of
Directors  in 1985, and his current term expires  in
1998.   He  is  also  a  director  of  Calspan   SRL
Corporation.

Steven C. Beering, President of Purdue University       1,300(2)

Dr.  Beering,  64,  holds Bachelor  of  Science  and
Doctor  of  Medicine degrees from the University  of
Pittsburgh.  He  was  named  President   of   Purdue
University and the Purdue University Foundations  in
1983. He is also a director of Eli Lilly and Company, NIPSCO Industries, Inc., American United
Life Insurance Co. and Calspan SRL Corporation. He was first elected to Arvin's Board of Directors in 1983, and his current term expires in 1998.

Joseph P. Flannery, Chairman, President and Chief
 Executive Officer of Uniroyal Holdings, Inc.           1,500

Mr. Flannery, 64, holds a Bachelor of Science degree
from  the  University of Lowell  and  a  Masters  of
Business   Administration   degree   from    Harvard
University. He joined Uniroyal, Inc. in 1959 and, after holding a number of positions with Uniroyal, Inc. and its Uniroyal Chemical Division, was elected a director and President and Chief Operating Officer of Uniroyal, Inc. in 1977 and its Chief Executive
Officer  in 1980. Since 1987 Mr. Flannery  has  been
Chairman of the Board, President and Chief Executive
Officer of Uniroyal Holdings, Inc. He was first elected an Arvin director in 1991, and his current term expires in 1998. Mr. Flannery also serves on the boards of directors of APS Holding Corporation, Ingersoll-Rand Company, Kmart Corp., Newmont Mining
Corporation,  Newmont Gold Company  and  The  Scotts
Company.

William D. George, Retired President and Chief Executive
 Officer of S.C. Johnson & Son Inc.                     3,000

Mr. George, 64, received a Bachelor of Arts degree from DePauw University and a Masters of Business
Administration  degree from Harvard  University.  In
1981, he joined S.C Johnson Wax, a manufacturer of chemical specialty products headquartered in Racine, Wisconsin, and, after holding a number of positions, became Executive Vice President and Chief Operating
Officer, Worldwide Consumer Products in 1988. He was elected President in 1990, Chief Executive Officer and a member of the Board in 1993 and he retired in 1996. Mr. George was first elected to the Arvin
Board of Directors in 1994, and his current term expires in 1999. He also serves on the board of directors of Ralcorp Holdings and is a member of the Board of Trustees of Carthage College.

V. William Hunt, President and Chief Operating Officer
 of Arvin                                            96,894(3)(4)

Mr.  Hunt, 52, holds Bachelor of Arts and Doctor  of
Jurisprudence  degrees from Indiana University.  Mr.
Hunt  joined  Arvin  in 1976 and  was  elected  Vice
President-Administration in 1980, Secretary in 1982,
Executive  Vice President in 1990, and  President  &
COO in 1996. He was first elected to the Board of Directors in 1983, and his current term expires in 1998.

Frederick R. Meyer, Chairman, President and Chief
 Executive Officer of Aladdin Industries, Inc.         13,100

Mr.  Meyer, 69, graduated from Purdue University and
holds  a  Master  of Business Administration  degree
from  Harvard University. In 1985, Mr. Meyer  became
Chairman of the Board of Aladdin Industries, Inc., a
diversified  company  principally  engaged  in   the
manufacture  of children's lunch kits,  thermosware,
insulated food delivery systems and related products
located in Nashville, Tennessee. Mr. Meyer served as
President  and  Chief Executive Officer  of  Aladdin
Industries,  Inc. from 1987 through  September  1994
and was re-elected to that position in October 1995.
Mr.  Meyer  was  first elected to Arvin's  Board  of
Directors  in 1980, and his current term expires  in
1999.   He  also  serves  as  a  director  of  Tyler
Corporation,  Southwest Securities Group,  Inc.  and
Palm Harbor Homes, Inc.

Byron O. Pond, Chairman and Chief Executive Officer
 of Arvin                                          228,862(3)(4)

Mr.   Pond,  60,  is  a  graduate  of  Wayne   State
University with a Bachelor of Science degree in Business Administration. Mr. Pond was first employed by Maremont Corporation as a Director of Field Sales
Planning in 1968. After serving successively as Vice
President, General Manager, Senior Vice President and Executive Vice President, he became President of Maremont Corporation in 1979 and Chief Executive
Officer  in 1981. Mr. Pond became an Executive  Vice
President and director of Arvin in 1990, President in 1991, Chief Executive Officer in 1993, and was elected Chairman of the Board of Directors in February 1996 and his current term expires in 1999.

Arthur R. Velasquez, President and Chief Executive
 Officer of Azteca Foods, Inc.                          1,575

Mr.  Velasquez, 58, is a graduate of the  University
of  Notre Dame with a Bachelor of Science degree  in
Electrical  Engineering  and  holds  a  Masters   of
Business  Administration  from  the  University   of
Chicago.  He  was a founder of Azteca Corn  Products
Corporation  in 1970, now Azteca Foods, Inc.  Azteca
is  a  manufacturer  of  Mexican  foods  located  in
Chicago,  Illinois. Mr. Velasquez was first  elected
an  Arvin  director in 1994, and  his  current  term
expires  in  1999. He also serves on the  boards  of
directors  of  Peoples  Energy Corporation,  LaSalle
National   Bank,  Chicago  Metro  Board  of   Junior
Achievement, the Maryville City of Youth, and serves
on  the Board of Trustees of the University of Notre
Dame.
[FN]
(1) Except as otherwise noted, each person exercises sole voting and investment power over the shares beneficially owned by him. Other than Mr. Baker, who beneficially owns approximately 1.12% of the outstanding Common Shares, no nominee or director is individually the beneficial owner of more than 1.0% of Arvin's outstanding Common Shares.
(2)     Shared voting and investment power, as follows: Mr. Kacek
  -  1,000  shares, Mr. Smith - 14,500 shares and Dr.  Beering  -
  1,000 shares.
(3) Includes Common Shares subject to options which may be exercised within 60 days after January 1, 1997, as follows:
  Mr. Smith - 50,950 shares, Mr. Baker - 120,500 shares, Mr. Hunt - 81,250 shares and Mr. Pond - 194,000 shares.
(4) Includes Common Shares held in such participant's accounts under certain Arvin employee benefit plans, as follows: Arvin Savings Plan: Mr. Smith - 2,186 shares, Mr. Baker - 19,161 shares, Mr. Hunt - 7,143 shares and Mr. Pond -
  1,362 shares; and Arvin Equity Account Plan: Mr. Baker - 27,058 shares and Mr. Hunt - 1,422 shares. Common Shares held in the Arvin Savings Plan and the Arvin Equity Account Plan are voted at the direction of the participant.
(5) Includes Common Shares owned of record by members of Mr. Baker's immediate family. Mr. Baker has disclaimed any beneficial interest in 33,648 of those Common Shares.



                    Compensation of Directors

  During 1996, Mr. Baker and non-employee members of the Board of Directors were compensated for their service as directors as follows: an annual fee of $26,000; a fee of $1,500 for membership on any regular committee of the Board; and attendance fees of $1,500 and $1,000, respectively, for each Board and committee meeting. Mr. Baker and non-employee Board members were also paid fees of $1,000 for each telephonic meeting.
  Mr. Allen serves as President and Chief Executive Officer of Calspan SRL Corporation ("Calspan"). On September 29, 1995, Arvin sold its interest in Space Industries International, Inc. ("SIII") to a new company formed by management of SIII, Calspan. In conjunction with the sale, Arvin guaranteed approximately $22.9 million of the debt of Calspan. The guarantee amount, which was $18 million at December 29, 1996, is scheduled to decline quarterly over a four year period before expiring on September 30, 1999.

              Meetings of Directors and Committees

  The Board of Directors met six times in 1996.

  There are three standing committees of the Board of Directors. The Audit Committee, the current members of which are Messrs. Velasquez (Chairman), Meyer and Hanselman, has the responsibility to assess and oversee the adequacy of internal controls and the integrity of Arvin's financial statements. Its functions include: recommending outside auditors; assessing the plan and scope of the audit; reviewing the results of the annual audit and financial statements before release (including disclosure requirements); evaluating auditors' fees; overseeing the effectiveness of the internal audit function; directing and supervising any investigation into matters within the scope of the foregoing duties (including compliance with the Foreign Corrupt Practices Act); and performing such other related functions as the Board of Directors may, from time to time, delegate to the Audit Committee. The Audit Committee met four times in 1996.

  The Compensation Committee, which met three times during 1996, is currently comprised of Messrs. Beering (Chairman), Flannery and Allen. The Compensation Committee is responsible for establishing and administering the compensation policies of Arvin. See "Report of the Compensation Committee on Executive Compensation."

  The Committee on Directors makes recommendations to the Board of Directors as to nominees for election as directors. This committee will consider nominees recommended by Arvin shareholders; any such recommendations may be submitted in writing to the Chairman of the Committee on Directors, in care of Arvin's executive offices in Columbus, Indiana. The current members of the Committee on Directors, which met four times in 1996, are Messrs. George (Chairman), Gorr and Kacek.



                     EXECUTIVE COMPENSATION

Summary
  The   following  table  summarizes  the  annual  and  long-term
compensation for services to Arvin and its subsidiaries for fiscal years 1996, 1995, and 1994 awarded or paid to or earned by the persons who served as chief executive officer of Arvin during 1996 and to each of the four other most highly compensated executive officers of Arvin and its subsidiaries (the "Named Officers") during 1996.

                     Summary Compensation Table
                                         Annual Compensation               Long-Term Compensation
                                    -----------------------------    -----------------------------------
                                                                              Awards             Payouts
                                                              Other  -------------------------  --------
                                                              Annual  Restricted      Securities  LTIP   All Other
                                    Salary      Bonus     Compensation  Stock         Underlying Payouts  Compensation
Name and Principal Position   Year    ($)       ($)           ($)(1)   Awards($)      Options(#) ($)(2)    ($)(3)
-----------------------       ----   -------   -------        -------  --------         ------   -----     ------
Byron O. Pond (4)             1996  $500,000  $216,125  (5)   $14,972  $966,124  (6)    32,609       0     $5,850
Chief Executive Officer and   1995   500,000   216,650         10,656         0         30,000       0      5,850
Chairman of the Board         1994   500,000   225,000         10,145         0         30,000       0      4,500

V. William Hunt (4)           1996   371,115   625,988  (7)     5,050   162,094  (8)    25,000       0      5,293
President and Chief           1995   301,500   130,640          5,181         0         18,000       0      5,850
Operating Officer             1994   288,615   129,877          4,677         0         13,000       0      4,500

Bernard Kievit                1996   261,978   336,956          1,583         0         10,000       0          0
Vice President                1995   275,207   307,572          1,638         0         14,000       0          0
                              1994   242,679   255,979          1,414         0         11,000       0          0

Richard A. Smith              1996   252,581   315,726          5,148         0         14,000       0      5,850
Vice President Finance and    1995   242,846   105,225          5,512         0         14,200       0      5,850
Chief Financial Officer       1994   232,800   104,760          4,003         0         11,000       0      4,500

E. Leon Viars                 1996   228,062   285,077          4,550         0         12,000 $72,252      5,850
Executive Vice President      1995   212,485    92,070          3,323         0          6,600  64,063      5,850
                              1994   205,615    46,989          2,501         0         10,000  46,989      4,500

__________________________
(1) The compensation reported is the amount reimbursed or paid by Arvin for certain taxes.
(2) Amounts for Mr. Viars represent payouts for awards for the 1986 through 1990 performance periods under the Maremont Corporation Senior Management Deferred Compensation Plan, which was terminated on January 1, 1991.
(3) The compensation reported represents Arvin matching contributions to the Arvin Savings Plan.
(4) Prior to February 8, 1996, Mr. Pond served as President and Chief Executive Officer and Mr. Hunt served as Executive Vice President.
(5) Represents the value (as of February 13, 1997) of 9,100 performance shares distributed to Mr. Pond.
(6) Includes 30,303 Common Shares restricted for a five-year period that Mr. Pond elected to receive in lieu of his 1996 cash bonus of $625,000. Also includes 9,100 performance shares distributed to Mr. Pond as restricted Common Shares. Dividends will be paid on all Common Shares distributed to Mr. Pond during the restricted period. The value of Mr. Pond's restricted share holdings earned in 1996 was $0 as of the Arvin fiscal year-end.
(7) Includes $463,894 paid under the annual cash bonus plan and the value (as of February 13, 1997) of 6,825 performance shares distributed to Mr. Hunt.
(8) Includes 6,825 performance shares distributed to Mr. Hunt as restricted Common Shares. Dividends will be paid on all Common Shares distributed to Mr. Hunt during the restricted period. The value of Mr. Hunt's restricted share holdings earned in 1996 was $0 as of the Arvin fiscal year-end.

                          Options Granted in 1996
  The following table sets forth certain information as to options to purchase Common Shares of Arvin granted to each of the Named Officers under the 1988 Stock Benefit Plan during the fiscal year ended December 29, 1996 and the potential realizable value, assuming certain annual rates of appreciation.

                                  Option Grants In Last Fiscal Year
                                                                      Potential realizable value at
                                                                      assumed annual rates of stock;
                         Individual Grants                          price appreciation for option term(3)
-----------------------------------------------------------------   ------------------------------------

                Number of   Percent of
               securities  total options
               underlying   granted to    Exercise
               options      employees in  price ($      Expiration
  Name        granted(#)(1)  fiscal year  per Share)(2)   date            5% ($)       10% ($)
-------------     -------      ------      --------    ---------        --------    ----------
Byron O. Pond     32,609         8.1%    $20.3750      7/17/2006      $  417,913   $ 1,059,067
V. William Hunt   25,000         6.2      20.3750      7/17/2006         320,397       811,944
Bernard Kievit    10,000         2.5      20.3750      7/17/2006         128,159       324,778
Richard A. Smith  14,000         3.5      20.3750      7/17/2006         179,422       454,688
E. Leon Viars     12,000         3.0      20.3750      7/17/2006         153,791       389,733
All Optionees    401,609       100.0%     20.3947      7/17/2006       5,151,947    13,055,968


    _____________________
  (1) All options granted to the Named Officers were granted on July 17, 1996 and will first become exercisable July 17, 1997. Vesting may be accelerated as a result of certain changes in control of Arvin.
  (2) All options were granted at market value (the average of the high and low prices of the Arvin Common Shares) on the date of grant.
  (3) The potential realizable value illustrates the value that might be recognized upon the exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of stock price appreciation over the ten-year term of the option. Potential realizable value is presented net of the option exercise price, but before taxes associated with the exercise. Actual gains, if any, on stock option exercises and Common Share holdings are dependent on the future performance of the Common Shares and overall market conditions as well as the option holders' continued employment through the ten-year term of the option. There can be no assurance that the amounts reflected in this table will be achieved.

                         Option Exercises in 1996

  The table below sets forth certain information concerning the exercise of options to purchase Common Shares under the 1988 Stock Benefit Plan and the 1978 Stock Option Plan during fiscal year 1996 by each of the Named
Officers and the value of unexercised options held by each of the Named Officers as of December 29, 1996.


Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values
                      Shares                   Number of
                     acquired    Value    securities underlying       Value of unexercised
                        on      Realized  unexercised options         in-the-money options
Name                exercise(#)  ($)(1)   at fiscal year-end (#)     at fiscal year-end ($)(2)
------------------  -----------  ------  -----------------------     -------------------------
                                        Exercisable  Unexercisable   Exercisable Unexercisable
                                           -------    -------           --------   --------
Byron O. Pond              0         0     194,000    132,609           $343,031   $142,664
V. William Hunt            0         0      81,250     25,000            156,953    109,375
Bernard Kievit             0         0      55,600     10,000            135,094     43,750
Richard A. Smith       5,000    28,625      50,950     14,000             97,941     61,250
E. Leon Viars          6,100    44,400      53,200     12,000            200,887     52,500

_______________________
  (1) Represents the difference between the closing price of the Arvin Common Shares on the New York Stock Exchange on the business day preceding the date of exercise and the option exercise price.
  (2) Represents the difference between $24.75, the closing price of the Arvin Common Shares on the New York Stock Exchange on December 29, 1996, and the option exercise price.

                  Employment Agreement with Byron O. Pond

  An employment agreement between Arvin and Mr. Pond, effective June 17, 1993, provides, among other things, for his full time employment until June 16, 1996, with automatic one-year extensions commencing June 17, 1994, and continuing each June 17 thereafter, unless terminated by Arvin or Mr. Pond, at an annual salary of not less than $500,000. The agreement also provides that it will be binding upon a successor corporation in the event that Arvin is merged into any other corporation or that any other corporation acquires substantially all of the assets of Arvin. In the event Mr. Pond's change of control agreement (discussed below) is triggered, it will supersede his employment agreement

                       Change of Control Agreements

  Arvin has entered into Change of Control Employment Agreements (the "Agreements") with certain Company officers, including each member of the Arvin Policy Committee and the Named Officers, which provide severance payments and benefits in the event of the termination of employment of the officer under certain circumstances within the three year period following a change in control. Under the Agreements, each officer would be entitled to severance payments and benefits in the event that his or her employment is terminated during the three year period following a change in control without "cause" by Arvin, or for "good reason" by the officer, each as is defined in the Agreement. In such case, the officer would be entitled to a severance payment equal to three times his current annual salary and his highest bonus during the preceding three years. During such three-year period, the officer would be entitled to participate in all incentive, retirement and welfare plans of Arvin. Additional benefits would include the right to receive a pension supplement, fringe benefits and paid vacation. In the event that any payments made in connection with the change-in-control would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code as a result of the aggregate compensation payments and benefits made to the individual, under the Agreement or otherwise, in connection with a change-in-control, Arvin is obligated to make whole the individual with respect to such excise tax. Each officer would also be entitled to receive the foregoing severance payments and benefits of the Agreement if employment is terminated for any reason by the officer during a limited period of time following a change of control.

                              Retirement Plan

  The table below shows the estimated annual benefits payable upon retirement to persons, including the Named Officers, other than Mr. Kievit, covered under Arvin's Retirement Plan for Exempt Salaried Employees (the "Retirement Plan") and Arvin's Supplemental Retirement Plan (the "Supplemental Retirement Plan") (based on the benefit formulas in effect and calculated on a straight life annuity basis, as described below), in the specified compensation and years of service classifications. The table assumes that the last five years of service occur after October 1, 1991. The amounts reflected in the table are not subject to any deduction for Social Security benefits or other offset amounts except for the Arvin Equity Account described below.


Annual Compensation
(Average of 5 Highest
Consecutive Years in        Annual Life Income With Years of Service
 Last 10)                       at Age 65 (Single Life Annuity)
----------------  -----------------------------------------------------------
                   15        20        25         30         35          40
                   --        --        --         --         --          --
$  250,000    $  40,100  $  52,600  $  65,100  $  77,600  $  90,100  $  102,600
$  350,000       56,350     73,850     91,350    108,850    126,350     143,850
$  450,000       72,600     95,100    117,600    140,100    162,600     185,100
$  550,000       88,850    116,350    143,850    171,350    198,850     226,350
$  650,000      105,100    137,600    170,100    202,600    235,100     267,600
$  750,000      121,350    158,850    196,350    233,850    271,350     308,850
$  850,000      137,600    180,100    222,600    265,100    307,600     350,100
$  950,000      153,850    201,350    248,850    296,350    343,850     391,350
$1,050,000      170,100    222,600    275,100    327,600    380,100     432,600
$1,150,000      186,350    243,850    301,350    358,850    416,350     473,850
$1,250,000      202,600    265,100    327,600    390,100    452,600     515,100



  The Retirement Plan is a defined benefit plan, based on total years of service, which provides a life annuity determined by the average of the five highest consecutive years' annual earnings in the last ten years of service. For credited service earned prior to October 1, 1991, the benefit is calculated by multiplying 1% for each year of credited service times the average annual earnings figure. Effective October 1, 1991 the Retirement Plan and certain other defined benefit pension plans covering domestic salaried employees of Arvin and its subsidiaries (including the Maremont Corporation Pension Plan for Salaried Employees (the "Maremont Plan") which was merged into the Retirement Plan effective November 1, 1988) adopted a new unified benefit formula for service credited after that date. With respect to credited service earned on or after October 1, 1991, the benefit is calculated by (i) multiplying 1% for each year of credited service times the average annual earnings figure and (ii) adding to that amount an amount determined by multiplying 0.25% for each year of credited service (up to a maximum of 35 years) times the amount by which the average annual earnings figure exceeds a portion of the social security wage base (for 1996, $42,000). Five years of service are required for vesting under the Plan. Employees may qualify for full benefits at age sixty-five, subject to certain exceptions under the Employee Retirement Income Security Act of 1974, though provisions are made within the Plan for early retirement at reduced benefits and for disability retirement. The compensation covered by the Plan includes salaries, bonuses and compensation deferred at the option of the employees resulting from contributions to the Arvin Savings Plan. For the calendar year ended December 31, 1996, credited years of service for the Named Officers (other than Mr. Kievit) are as follows: Mr. Pond - 5 years (for determination of benefits; 28 years for vesting purposes); Mr. Hunt - 20 years; Mr. Smith - 7 years; and Mr. Viars - 5 years (for determination of benefits; 27 years for vesting purposes). With respect to the period prior to October 1, 1991, Mr. Pond, and other Arvin employees who previously participated in the Maremont Plan, will have their benefits determined under the Maremont Plan discussed below.

  In 1983, the master trust governing the Retirement Plan was amended to allow investment of Plan funds in Common Shares. As of September 1, 1985, the Retirement Plan was further amended to transfer to the Arvin Equity Account of the Arvin Savings Plan assets and liabilities for the accrued benefits of active Retirement Plan participants, and a provision was added which credits the benefit payable under the Arvin Equity Account against the benefit payable under the Retirement Plan. The 1985 amendment also added provisions prohibiting termination of the Retirement Plan and recovery of any excess assets ("overfunding") in the Plan unless approved by a majority of the "Continuing Directors" (as defined in the Retirement
Plan) and providing that, in the event of a change of control of Arvin without Continuing Director approval, the percentage for each year of credited service used in the Retirement Plan's benefit formula would be increased as necessary so that all Plan assets would be needed to provide benefits to participants and any overfunding would be eliminated.

  Annual benefits payable upon retirement under the Retirement Plan are subject to limitation imposed by law in prescribed circumstances. To the extent that an individual employee's retirement benefit would exceed such limit, the pension benefit payable upon retirement set forth in the above table will be paid pursuant to the Supplemental Retirement Plan.

  As noted above, prior to October, 1991 Mr. Pond was President and Chief Executive Officer of Maremont Corporation. Mr. Pond became a participant in the Retirement Plan effective October 1, 1991, and his pension under the Retirement Plan for the period prior to that date will be determined in accordance with the formula in effect under the Maremont Plan immediately prior to its merger into the Retirement Plan. The Maremont Plan formula applicable for pre-October, 1991 service provides a benefit calculated by multiplying 1.5% for each year of credited service times the average annual earnings figure and is reduced by a portion of expected primary Social Security payments. The compensation covered by the Maremont Plan includes salaries, bonuses and employee contributions to the Maremont Thrift Plan. As of October 1, 1991, Mr. Pond was credited with 22 3/4 years of service under the Maremont Plan. The estimated annual benefits payable to Mr. Pond upon his retirement under the Maremont Plan, assuming continued employment until age 65, would be $49,500 for every $100,000 of annual compensation, or $246,084 (based on the average of his five highest consecutive years of compensation in his last fifteen years of service with Maremont), and in each case is subject to reduction to reflect Social Security benefits. To the extent that the retirement benefit under the Maremont Plan formula for the period before October 1, 1991 exceeds certain limitations imposed by law, the excess will be paid pursuant to a Supplemental Retirement Plan similar to the one maintained by Arvin.

  In addition, upon retirement at age 65, Mr. Pond will be entitled to receive $30,000 per year under a Maremont insurance-funded retirement program for a period of ten (10) years. In the event of Mr. Pond's death prior to retirement or during the ten (10) years following retirement, such annual benefits will be paid to his beneficiary.

  Mr. Kievit participates in Dutch national pension schemes to which Arvin Exhaust Europe makes contributions. Neither Arvin nor Arvin Exhaust Europe sponsor a retirement program for Dutch employees.

      Report of the Compensation Committee on Executive Compensation

  The Compensation Committee of the Board of Directors (the "Compensation Committee") establishes the general compensation policies of Arvin, makes recommendations to the Board of Directors with respect to the specific compensation levels for the Chairman and the President, reviews and approves the annual cash bonus incentive plan for executives, including the Named Officers, who are members of the Arvin Policy Committee, administers the 1988 Stock Benefit Plan, reviews the remuneration of other officers and considers and recommends the adoption of compensation plans for officers and directors.

  Arvin's compensation philosophy is to provide a total compensation program which will attract and retain qualified executives and motivate superior performance. The Compensation Committee and management of Arvin are committed to the principle that pay should be commensurate with performance and attainment of predetermined financial and strategic objectives. As a consequence, pay is more heavily influenced by company performance.

  The compensation program consists of three components: base salary, annual cash incentive opportunities and long-term stock-based incentive opportunities. The compensation philosophy for base salary is to set executive base salaries slightly below industry norms, with the proportion of total cash compensation that can be earned based on variable incentive compensation above industry norms. Industry norms used in establishing base salaries for the CEO and each of the Named Officers in 1996 were determined by gathering competitive compensation information from the companies comprising the Dow Jones Auto Parts and Equipment Index as well as from other manufacturing companies selected on the basis of similar sales volume, level of employment and international scope.

  The Arvin philosophy for variable cash bonus incentive compensation is to provide rewards when financial objectives are achieved. In 1996, these objectives, designed to increase shareholder value, were earnings per share, return on net producing assets and debt-to-capital ratio. The relative weights assigned to these objectives were as follows: earnings per share was weighted by a multiple of two, return on net producing assets was weighted by a factor of 1.167 and debt-to-capital ratio was weighted by a factor of one. Maximum bonuses that could be earned with respect to each of these objectives are set as a percentage of the executive's base salary. The maximum aggregate bonus that could be earned if all of the objectives were attained was 125% of the executive's base salary. Minimum achievement levels against each of the financial objectives were required before the portion of the bonus relating to that objective could be earned. The CEO and each of the Named Officers participated in the 1996 cash bonus incentive plan.

  In 1995, the CEO, certain Named Officers and certain other officers of Arvin were authorized by the Compensation Committee to elect to receive a portion of their 1996 cash bonus incentive compensation, if any, in the form of restricted Common Shares of Arvin. The number of restricted Common Shares so awarded was determined by dividing a designated portion of the recipient's bonus by the closing price of Arvin Common Shares on the New York Stock Exchange on the final trading day of calendar 1996. A condition of each such award provides that the recipient elect to hold his restricted Common Shares for a period of three years, or five years, in which instance he is entitled to receive an increase of 10%, or 20%, respectively, in the number of restricted Common Shares so awarded. The Compensation Committee believes that the availability of this discretionary alternative to cash bonuses further encourages employee investment in the long-term future of Arvin.

  Long-term incentives are currently provided through the grant of stock options to the Named Officers and the CEO and the award of performance shares to the CEO and COO. Stock options and performance shares are an important component of the Compensation Committee's long-term performance-based compensation philosophy. The number of options granted is determined subjectively by considering the executive's ability to influence Arvin's long-term growth and profitability. Options are granted at the current market price and are exercisable commencing one year after the date of grant. Since the value of an option is directly related to Arvin's stock price, it provides an incentive to create value for shareholders. Performance shares are awarded to the CEO and COO to provide an incentive to enhance Arvin's earnings growth. In 1996, performance share awards could be earned upon attainment of performance goals, which were based upon the percentages by which Arvin's 1996 earnings from continuing operations exceeded Arvin's 1995 earnings from continuing operations. If earned, performance shares are paid in a combination of Arvin Common Shares and cash. Fifty percent of the Arvin Common Shares earned must be held for a period of three years. In 1996, the maximum number of performance shares that the CEO could earn was 18,200, 14,000 of which were payable in Arvin Common Shares and 4,200 of which were payable in cash.

  Mr. Pond's employment agreement (see "Executive Compensation-Employment Agreement") did not impact the determination of his compensation for 1996 except insofar as it addresses minimum annual base salary. Mr. Pond's cash incentive bonus was determined in accordance with the 1996 cash bonus incentive plan. In 1996, the objectives relating to earnings per share, return on net producing assets and debt-to-capital ratio were fully achieved. As a result, the bonus awarded to Mr. Pond, as CEO for 1996, was $625,000 which Mr. Pond elected to receive in restricted Common Shares. Mr. Pond was granted performance shares which could be earned based upon attainment of 1996 earnings performance goals. The earnings goals were fully achieved in 1996, resulting in Mr. Pond earning the maximum number of performance shares. The stock options granted to Mr. Pond during 1996 are consistent with the design and philosophy of the overall program and are shown above in the Summary Compensation Table.

  The Compensation Committee believes this compensation philosophy and practice encourages outstanding individuals to achieve levels of performance that otherwise would not have been reached and to maintain their employment and personal commitment to Arvin. Arvin shareholders and customers are also beneficiaries.

  Compensation subject to the one million dollar limitation on deductibility under Section 162(m) of the Internal Revenue Code was not paid in 1996 to any of the Named Officers. The Committee is evaluating the need to adopt a policy relating to such compensation.

  This report is submitted on behalf of the Compensation Committee:

                           Steven C. Beering, Chairman
                           Joseph P. Flannery
                           Joseph P. Allen

                   COMMON SHARE PRICE PERFORMANCE GRAPH

  The graph below compares cumulative total return of the Arvin Common Shares with the S&P 500 Index and the Dow Jones Auto Parts and Equipment Index during the years 1992 through 1996, assuming the investment of $100 on December 31, 1991 and the reinvestment of dividends.




  Comparison of Five-Year cumulative Total Return
  Among Arvin Industries, Inc., The S & P 500 Index and The Dow Jones Auto Parts & Equipment Index

  Graphic Table - Line-graph presented using the following data:

                                  Cumulative Total Return
                          12/91  12/92  12/93  12/94  12/95 12/96
                          -----  -----  -----  -----  ----- -----
  Arvin Industries, Inc.   100    145    155    116     85   132
  S & P 500                100    108    118    120    165   203
  Dow Jones Auto Parts
    and Equipment          100    129    160    136    170   192


                         CERTAIN BENEFICIAL OWNERS

  As of February 21, 1997, the only persons or groups known to Arvin to be the beneficial owners of more than 5% of the Common Shares were:

Name and address                   Amount and nature of    Percent
of beneficial owner                 beneficial ownership   of class
------------------------------     --------------------   --------

First Union Corporation                      1,510,231       6.17%
One First Union Center
Charlotte, North Carolina 28288

Arvin Industries, Inc.                       1,800,000(1)    7.36
Employee Stock Benefit Trust
c/o The Northern Trust Company
50 South LaSalle Street
Chicago, Illinois 60676

John Hancock Mutual Life Insurance           1,594,256       6.51
Company and Subsidiaries
John Hancock Place
P.O. Box 111
Boston, Massachusetts 02117


(1) As reported on a Statement on Schedule 13G filed with the Securities and Exchange Commission by the Arvin Industries, Inc. Employee Stock Benefit Trust Plan (the "Trust"). The Northern Trust Company (the "Trustee") and the Trust expressly disclaim beneficial ownership of the Common Shares reported above. The Trust was created to satisfy future obligations under existing Arvin benefit plans, including stock option plans, 401(k) plans and other employee benefit plans as designated by Arvin and to foster employee ownership in Arvin. The trust agreement provides that the Trustee shall follow the directions of the trustee of the trust established under the Arvin Savings Plan (or any successor plan thereto) as to the manner in which shares of Common Shares held by the Trust are to be voted. The trust agreement further provides that the directions of the Arvin Savings Plan trustee shall reflect each participant's voting direction to the trustee of the Savings Plan with respect to the Common Shares allocated to his account in the plan from the Trust. Any Common Shares which remain undirected pursuant to the foregoing shall be voted for, against or to abstain in the same proportions as the Common Shares for which the Trustee is directed.

  As of January 1, 1997, Mr. Viars beneficially owned 60,616 Arvin Common Shares, which includes 53,200 Common Shares subject to options which may be exercised within 60 days after January 1, 1997 and 1,316 Common Shares in the Arvin Savings Plan. As of January 1, 1997, Mr. Kievit beneficially owned 64,200 Arvin Common Shares, which includes 55,600 Common Shares subject to options which may be exercised within 60 days after January 1, 1997.

  As of January 1, 1997, all directors and executive officers as a group (15 persons) beneficially owned 840,996 Arvin Common Shares, or 3.44% of the outstanding Common Shares. In addition, on that date, the number of Arvin Common Shares held in the Arvin pension plans, the Arvin Savings Plan and the Arvin Equity Account were, respectively, 865,666, 811,961 and 415,754.

          COMPLIANCE WITH FORMS 3, 4 AND 5 REPORTING REQUIREMENTS

  Based solely upon its review of Reports on Forms 3, 4 or 5 and any amendments thereto furnished to Arvin pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, Arvin believes that all of such Forms were filed on a timely basis by reporting persons during 1996, with the exception of the following: Mr. Blair filed his report on Form 3 late and filed one report on Form 4 reporting one transaction late and Mr. Kievit filed one report on Form 5 reporting one transaction that should have been reported on Form 4.

                PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF
                      INDEPENDENT PUBLIC ACCOUNTANTS
  Based upon the recommendation of the Audit Committee, at its February 1997 meeting, the Board of Directors approved the engagement of the accounting firm of Price Waterhouse as Arvin's independent certified public accountants for the fiscal year beginning December 30, 1996.

  Representatives from Price Waterhouse will be present at the Annual Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate shareholder questions.

  Although not required to do so, the Board of Directors is submitting its appointment of auditors for shareholder ratification. In the event the appointment of Price Waterhouse is not ratified by the shareholders, it will be reconsidered by the Board of Directors. The Board recommends that its appointment of Price Waterhouse be ratified by the shareholders.

                   SHAREHOLDER NOMINATIONS AND PROPOSALS

  Pursuant  to  the  rules under the Securities Exchange Act  of  1934,  as amended, proposals of shareholders intended to be presented at the 1998 Annual Meeting must be received at Arvin's executive offices no later than November 14, 1997 to be considered for inclusion in next year's proxy materials.

  Further, Arvin's By-Laws set forth certain additional procedures regarding shareholder nominations of persons for election to the Board of Directors and shareholder proposals of business to be considered at meetings of the shareholders. Pursuant to these provisions, written notice of any shareholder nominations or proposals relating to the 1998 Annual Meeting of Shareholders must be received by the Secretary of Arvin at its executive offices in Columbus, Indiana no earlier than January 18, 1998 and no later than February 17, 1998.

                         BUSINESS TO BE TRANSACTED

  At the date of this statement, the Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in this proxy statement. In the event that any other matters properly shall come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

  By the order of the Board of Directors.


                                        /s/ Ronald R. Snyder
                                        ---------------------
                                        Ronald R. Snyder
                                        Secretary of
Columbus, Indiana                       ARVIN INDUSTRIES, INC.
March 14, 1997


COMMON STOCK       ARVIN INDUSTRIES, INC.               PROXY

This Proxy is Solicited on Behalf of the Board of Directors for The Annual meeting to be held April 17, 1997.

The undersigned hereby appoints Byron O. Pond and Ronald R. Snyder, or either of them, the true and lawful proxies of the undersigned, with full power of substitution, for and on behalf of the undersigned to vote the shares of ARVIN INDUSTRIES, INC. registered in the name of the undersigned, or with respect to which the undersigned may be entitled to vote, at the Annual Meeting of Shareholders to be held at Holiday Inn Conference Center, 2480 Jonathan Moore Pike (Highway 46 West), Columbus, Indiana, on April 17, 1997, at 10:30 A.M., and at any adjournment thereof, upon the matters set forth on the reverse side hereof.

The Board of Directors recommends a vote "FOR" proposals 1, 2 &
3.

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING
THE ENCLOSED ENVELOPE.

(Continued and TO BE SIGNED on reverse side.)


ARVIN INDUSTRIES, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK
ONLY.    ( o )

This proxy, as properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given this proxy will be voted "FOR" proposals 1, 2 & 3.
                                  For   Withheld   FOR ALL Except
                                   All     All      Nominee(s)
                                                    Written below
1. Election of Directors for
    terms of 3 years-  Nominees:
    Ivan W. Gorr,
    Richard W. Hanselman,
    Don J. Kacek and
    Richard A. Smith.              ( )     ( )    ---------------

                                   For   Withheld
2. Election of Director for
    term of 1 year-  Nominee:
James K. Baker.                    ( )     ( )

                                   For   Against   Abstain
3.  Ratification of appointment
     of Price Waterhouse as
     independent auditors.         ( )     ( )       ( )

4. In their discretion on such other business as may properly come before the meeting.

                            Dated: __________________, 1997

                            Signature(s):____________________
                                         ____________________

The shareholder's signature below should correspond with the name of the shareholder as it appears here. A proxy executed by a corporation should be signed in its name by a duly authorized officer. If the proxy is to be signed by an attorney, executor, administrator, trustee, guardian or in any other representative capacity, the title of the person signing should be given in full. When shares are held by joint tenants, both should sign.